Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Capped Knock-Out Notes linked to the common stock of Apple Inc. due June 26, 2013	$3,950,000.00	$452.67
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated May 22, 2012)

UBS AG $3,950,000 Capped Knock-Out Notes

Linked to the common stock of Apple Inc. due June 26, 2013

Investment Description

UBS AG Capped Knock-Out Notes (the “Notes”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the common stock of Apple Inc. (the “underlying equity”). The amount you receive at maturity is based on the return of the underlying equity and whether the final price is below the trigger price. If the final price is above the trigger price, you will receive, at maturity, a return on your investment equal to the greater of the 18% contingent minimum return and the underlying return up to a predetermined maximum return of 18%. If the final price is below the trigger price, your Notes will be fully exposed to the decline in the price of the underlying equity, and you may lose some or all of your investment. You will not receive interest during the term of the Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent minimum return feature applies only if you hold the Notes to maturity. Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire initial investment.

Features
☐	Contingent Minimum Return With Participation in the Positive Performance of the Underlying Equity Up to the Maximum Return: At maturity, UBS will pay you the principal amount of the Notes plus a minimum return of 18% as long as the final price is above the trigger price. The Notes provide for the participation in any positive performance of the underlying equity above the 18% contingent minimum return up to a maximum return of 18%. If the final price is below the trigger price on the final valuation date you will be fully exposed to the negative performance of the underlying equity.
☐	Contingent Repayment of Principal: The contingent minimum return feature also provides for the contingent repayment of your principal at maturity. If you hold the Notes to maturity and the final price is above the trigger price, UBS will pay you at least your principal amount plus the contingent minimum return. If the final price is below the trigger price, your investment will be fully exposed to any negative underlying return and, in that case, UBS will pay less than your principal amount, if anything, resulting in a loss proportionate to the negative underlying return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	June 7, 2012
Settlement Date	June 12, 2012
Final Valuation Date*	June 21, 2013
Maturity Date*	June 26, 2013
*	Subject to postponement in the event of a market disruption event as described in the Capped Knock-Out Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE CAPPED KNOCK-OUT NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering Capped Knock-Out Notes linked to the performance of the common stock of Apple Inc. The return on the Notes is subject to, and will not exceed, the predetermined maximum return.

Underlying Equity	Ticker	Contingent Minimum Return	Maximum Return	Maximum Payment at Maturity per Security	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Apple Inc.	AAPL	18.00%	18.00%	$1,180.00	$571.72	$457.38, which is 80% of the Initial Price	902674JA9	US902674JA92

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the Capped Knock-Out Notes product supplement relating to the Notes, dated May 22, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Security	$1,000.00	$10.00	$990.00
Total	$3,950,000.000	$39,500.000	$3,910,500.000
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated June 7, 2012

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Capped Knock-Out Notes product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	Product supplement for Capped Knock-Out Notes dated May 22, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000088/c314181_690713-424b2.htm

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refer to the Capped Knock-Out Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Capped Knock-Out Notes product supplement” mean the UBS product supplement, dated May 22, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

➢	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.
➢	You believe the underlying equity will appreciate over the term of the Notes and that the appreciation is unlikely to exceed an amount equal to the maximum return of 18%.
➢	You understand and accept that your potential return is limited to the maximum return of 18% and you are willing to invest in the Notes based on this maximum return.
➢	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.
➢	You do not seek current income from your investment.
➢	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
➢	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

➢	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
➢	You require an investment designed to guarantee a full return of principal at maturity.
➢	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying equity.
➢	You believe that the price of the underlying equity will decline during the term of the Notes and will be below the trigger price on the final valuation date, or you believe the underlying equity will appreciate over the term of the Notes by more than the maximum return.
➢	You seek an investment that has unlimited return potential without a cap on appreciation.
➢	You are unwilling to invest in the Notes based on the maximum return of 18%.
➢	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.
➢	You seek current income from this investment.
➢	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
➢	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 12 months.
Underlying Equity	The common stock of Apple Inc.
Contingent Minimum Return	18%
Maximum Return	18%
Payment at Maturity (per Note)	The final price is observed on the final valuation date and the underlying return is calculated.
If the final price is greater than or equal to the trigger price, UBS will pay you a cash payment at maturity equal to:
$1,000 + ($1,000 × the greater of: (a) Contingent Minimum Return and (b) Underlying Return, subject to the Maximum Return)
If the final price is less than the trigger price, UBS will pay you a cash payment at maturity that is less than your principal amount, if anything, equal to:
$1,000 + ($1,000 × Underlying Return)
In such scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the negative underlying return.
The contingent minimum return feature applies only at maturity and is subject to the creditworthiness of UBS.
Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	$457.38, which is 80% of the initial price, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Capped Knock-Out Notes product supplement).
Initial Price	$571.72, which is the closing price of the underlying equity on the trade date, as specified on the first page of this pricing supplement, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Capped Knock-Out Notes product supplement).
Final Price	The closing price of the underlying equity on the final valuation date.

Determining Payment at Maturity

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples of How the Notes Might Perform at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Principal Amount:	$1,000 per Note
Initial Price:	$571.72
Trigger Price:	$457.38 (which is 80% of the Initial Price)
Contingent Minimum Return:	18%
Maximum Return:	18%
*	The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The Final Price is $686.06 (an Underlying Return of 20%).

Because the underlying return of 20% is greater than the contingent minimum return of 18% and greater than the maximum return of 18%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the maximum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × maximum return) = $1,000 + ($1,000 × 18%) = $1,180

Investor would receive $1,180 at maturity for each Note for a total return on the Notes equal to the maximum return of 18%.

Example 2: The Final Price is $771.82 (an Underlying Return of 35%).

Because the underlying return of 35% is greater than the maximum return of 18%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the maximum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × maximum return) = $1,000 + ($1,000 × 18%) = $1,180

Investor would receive $1,180 at maturity for each Note for a total return on the Notes equal to the maximum return of 18%.

Example 3: The Final Price is $514.55 (an Underlying Return of -10%).

Because the underlying return of -10% is less than the contingent minimum return of 18%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the contingent minimum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × contingent minimum return) = $1,000 + ($1,000 × 18%) = $1,180

Investor would receive $1,180 at maturity for each Note for a total return on the Notes equal to the contingent minimum return of 18%.

Example 4: The Final Price is $285.86 (an Underlying Return of -50%).

Because the final price of $285.86 is below the trigger price of $457.38, the investor would receive at maturity the principal amount of each Note reduced by the product of (i) the principal amount multiplied by the (ii) underlying return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × underlying return) = $1,000 + ($1,000 × -50%) = $500

Investor would receive $500.00 at maturity for each Note for a total return on the Notes equal to the contingent return of -50% (the underlying return).

Accordingly, if the final price is below the trigger price, you may lose some or all of your principal amount.

Any payment on the Notes is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Notes.

Hypothetical Return Table of the Notes at Maturity

The hypothetical return table below is based on the following assumptions*:

Term:	12 months
Principal Amount:	$1,000 per Note
Initial Price:	$571.72
Trigger Price:	$475.38 (which is 80% of the Initial Price)
Contingent Minimum Return:	18%
Maximum Return:	18%
*	The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Final Price	Underlying Return(1)	Payment at Maturity of the Notes	Total Return on the Notes
$857.58	50.00%	$1,180.00	18.00%
$828.99	45.00%	$1,180.00	18.00%
$800.41	40.00%	$1,180.00	18.00%
$771.82	35.00%	$1,180.00	18.00%
$714.65	25.00%	$1,180.00	18.00%
$686.06	20.00%	$1,180.00	18.00%
$674.63	18.00%	$1,180.00	18.00%
$657.48	15.00%	$1,180.00	18.00%
$628.89	10.00%	$1,180.00	18.00%
$600.31	5.00%	$1,180.00	18.00%
$571.72	0.00%	$1,180.00	18.00%
$543.13	-5.00%	$1,180.00	18.00%
$514.55	-10.00%	$1,180.00	18.00%
$485.96	-15.00%	$1,180.00	18.00%
$457.38	-20.00%	$1,180.00	18.00%
$428.79	-25.00%	$750.00	-25.00%
$400.20	-30.00%	$700.00	-30.00%
$371.62	-35.00%	$650.00	-35.00%
$343.03	-40.00%	$600.00	-40.00%
$314.45	-45.00%	$550.00	-45.00%
$285.86	-50.00%	$500.00	-50.00%
(1)	The hypothetical underlying return range is provided for illustrative purposes only. The actual underlying return may be below -50% and you therefore may lose up to 100% of your principal amount.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

➢	Risk of loss at maturity — The Notes do not guarantee any return of principal at maturity. The return on the Notes depends on (i) whether the final price is below the trigger price and (ii) the direction of and percentage change in the final price of the underlying equity relative to its initial price. If the final price is below the trigger price, you will be fully exposed to any negative performance of the underlying equity on the final valuation date and you may lose some or all of your principal. Specifically, in such case, you will lose 1% (or a fraction thereof) of your principal at maturity for each 1% (or a fraction thereof) that the underlying return is less than zero.
➢	The contingent repayment of principal applies only at maturity — The contingent repayment of your principal is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price. You should be willing to hold your Notes to maturity.
➢	Your growth potential is limited — The Notes do not offer full participation in any positive appreciation of the underlying equity. The Notes allow for participation in any positive underlying return that exceeds the contingent minimum return only up to the predetermined maximum return of 18%. In no event will the return on your Notes be greater than the maximum return. Since the maximum payment amount on the Notes is capped, you will not accrue or benefit from a positive underlying return in excess of an amount equal to the predetermined maximum return. As a result, the return on an investment in the Notes may be less than the return on a hypothetical direct investment in the underlying equity.
➢	You will not be entitled to any contingent minimum return if the final price is below the trigger price — If the final price of the underlying equity is below the trigger price you will not be entitled to receive the contingent minimum return of 18% on the Notes and you will be fully exposed at maturity to any depreciation in the underlying equity. Under these circumstances, if the final price is less than the trigger price, you will lose 1% of the principal amount of your investment for every 1% decrease in the final price as compared to the initial price. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in price of the underlying equity.
➢	No interest payments — UBS will not pay any interest with respect to the Notes.
➢	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
➢	Potential credit rating downgrade — According to public news sources, at least one nationally recognized statistical rating agency intends to reduce credit ratings of many financial institutions, including UBS. These potential reductions, which follow downgrades by other nationally recognized statistical rating agencies may adversely affect our economic prospects and therefore our ability to repay the Notes. In addition, any potential reductions in our credit ratings may adversely affect the market value of the Notes.
➢	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. For additional information regarding Apple Inc., please see “Information about the Underlying Equity” and “Apple Inc.” in this pricing supplement and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
➢	Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the underlying equity may have.
➢	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the final price will be above the trigger price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

➢	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.
➢	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
➢	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividends paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.
➢	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Notes.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity or trading activities related to the underlying equity, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Notes based on the final price of the underlying equity on the final valuation date. The calculation agent can postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 9.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Accordingly, the tax treatment of the Notes is uncertain. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying equity. If your Notes are so treated, you should generally not accrue any income with respect to the Notes prior to sale, exchange or maturity of the Notes and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-42 of the product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-41 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Non-U.S. Holders — Additional Tax Considerations — Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2012 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to the Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of certain thresholds may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first calendar quarter of 2012. Partial data is provided for the second calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Apple’s products and services include iPhone®, iPad®, Mac®, iPod®, Apple TV®, a portfolio of consumer and professional software applications, the iOS and Mac OS® X operating systems, iCloud®, and a variety of accessory, service and support offerings. Apple sells its products worldwide through its retail stores, online stores, and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers, and value-added resellers. In addition, Apple sells a variety of third-party iPhone, iPad, Mac and iPod compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals, through its online and retail stores. Apple sells to consumers, small and mid-sized businesses (“SMB”), and education, enterprise and government customers. Apple operates retail stores both in the United States and internationally. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number 000-10030, or its CIK Code: 0000320193. Apple’s website is
http://www.apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on the daily closing prices on the primary exchange for Apple. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Apple’s common stock on June 7, 2012 was $571.72. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$194.97	$119.15	$143.50
4/1/2008	6/30/2008	$189.96	$147.14	$167.44
7/1/2008	9/30/2008	$179.69	$105.26	$113.66
10/1/2008	12/31/2008	$111.04	$80.49	$85.35
1/2/2009	3/31/2009	$109.87	$78.20	$105.12
4/1/2009	6/30/2009	$144.67	$108.69	$142.43
7/1/2009	9/30/2009	$186.15	$135.40	$185.37
10/1/2009	12/31/2009	$211.64	$180.76	$210.86
1/4/2010	3/31/2010	$235.83	$192.00	$234.93
4/1/2010	6/30/2010	$274.16	$235.86	$251.53
7/1/2010	9/30/2010	$292.46	$240.16	$283.75
10/1/2010	12/31/2010	$325.47	$278.64	$322.56
1/3/2011	3/31/2011	$363.13	$326.72	$348.45
4/1/2011	6/30/2011	$353.10	$315.32	$335.67
7/1/2011	9/30/2011	$413.45	$343.23	$381.18
10/3/2011	12/30/2011	$422.24	$363.50	$405.00
1/3/2012	3/30/2012	$617.62	$411.23	$599.47
4/2/2012*	6/7/2012*	$636.23	$530.12	$571.72
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 7, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Apple’s common stock from January 3, 2000 through June 7, 2012, based on information from Bloomberg. The dotted line represents the trigger price of $457.38, which is equal to 80% of the closing price on June 7, 2012. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution

We have agreed to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.